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EXHIBIT 99.1

THE BANK HOLDINGS
STOCK OPTION PLAN

1.    Purpose

        The purpose of The Bank Holdings Stock Option Plan (the "Plan") is to strengthen The Bank Holdings (the "Holding Company") and those corporations which are or hereafter become subsidiary corporations [as that term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended from time to time (the "Code")] of the Holding Company by providing an additional means of attracting and retaining competent directors, officers, and key employees and by providing to such persons added incentive for high levels of performance. The plan also rewards founders and incorporators for their financial commitment to the organization. The Plan seeks to accomplish these purposes and achieve these results by providing a means whereby such persons may purchase shares of the common stock of the Holding Company pursuant to options granted in accordance with the Plan.

        Options granted pursuant to the Plan are intended to be either "incentive stock options" within the meaning of Section 422 of the Code, or "nonqualified stock options," as shall be determined and designated upon the grant of each option hereunder.

2.    Administration

        The Plan shall be administered by the Stock Option Committee of the Board of Directors (the "Committee"), which shall consist of at least three Directors appointed by the Holding Company's Board of Directors. In the event such Committee has not been appointed, the Board of Directors shall act as the Committee. Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote, or the unanimous written consent, of its members. Subject to the express provisions of the Plan, the Committee shall have the authority to construe and interpret the Plan, define the terms used therein, prescribe, amend and rescind, the rules and regulations relating to administration of the Plan, and make all other determinations necessary or advisable for administration of the Plan.

        All decisions, determinations, interpretations or other actions by the Committee shall be final, conclusive and binding on all persons, optionees, grantees, subsidiary corporations of the Holding Company and any successors-in-interest to such parties.

3.    Incentive Stock Options

        All options granted which are designated at the time of grant as an "incentive stock option" shall be deemed an incentive stock option.

  (a)
  Incentive stock options granted under the Plan are intended to be qualified under Section 422 of the Code.

  (b)
  Officers and key employees of the Holding Company or a subsidiary corporation shall be eligible for selection to participate in the incentive stock option portion of the Plan. No director, founder or incorporator of the Holding Company, who is not also an officer or employee of the Holding Company or a subsidiary corporation, may be granted an incentive stock option hereunder. Subject to the express provisions of the Plan, the Committee shall (i) select from the eligible class of employees to whom incentive stock options shall be granted and make appropriate grants of incentive stock options to those selected, (ii) determine the discretionary terms and provisions of the respective incentive stock option agreements (which need not be identical), (iii) determine the times at which such incentive stock options shall be granted, and (iv) determine the number of shares subject to each incentive stock option. An individual who has been granted an incentive stock option may, if he or she is otherwise eligible under the Plan, be granted additional incentive stock options if the Committee shall so determine.

  (c)
  Except as described in subsection (e) below, the Committee shall not grant an incentive stock option to purchase shares of the Holding Company's common stock to any individual who, at the time of the grant, owns stock possessing more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Holding Company or a subsidiary corporation. The attribution rules of Section 424(d) of the Code shall apply in the determination of ownership of stock for these purposes.

  (d)
  The aggregate fair market value (determined as of the time the incentive stock option is granted) of stock with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year (under all plans of the Holding Company and its subsidiary corporations, if any) shall not exceed $100,000, plus any greater amount as may be permitted under subsequent amendments to the Code.

  (e)
  The purchase price of stock subject to each incentive stock option shall be determined by the Committee, but shall not be less than one hundred percent (100%) of the fair market value of such stock at the time such option is granted, except, in the case of optionees who at the time of the grant own more than ten percent (10%) of the total combined voting power of all classes of stock of the Holding Company or a subsidiary corporation, in which case the purchase price of the stock shall not be less than one hundred ten percent (110%) of the fair market value of such stock at the time such option is granted. The fair market value of such stock shall be determined in accordance with any reasonable valuation method, including the valuation methods described in Treasury Regulation Section 20.2031-2.

4.    Nonqualified Stock Options

  (a)
  All options granted which are (i) in excess of the aggregate fair market value limitations set forth in Section 3(d) hereof, (ii) designated at the time of the grant as "nonqualified," or (iii) intended to be incentive stock options but do not meet the requirements of incentive stock options, shall be deemed nonqualified stock options. Nonqualified stock options granted hereunder shall be so designated in the nonqualified stock option agreement entered into between the Holding Company and the optionee.

  (b)
  Directors, founders, incorporators, executive officers and key employees of the Holding Company or a subsidiary corporation shall be eligible for selection to participate in the nonqualified stock option portion of the Plan.

        Subject to the express provisions of the Plan, the Committee shall (i) select from the eligible class of individuals to whom nonqualified stock options shall be granted and make appropriate grants of nonqualified stock options to those selected, (ii) determine the discretionary terms and provisions of the respective nonqualified stock option agreements (which need not be identical), (iii) determine the times at which such nonqualified stock options shall be granted, and (iv) determine the number of shares subject to each nonqualified stock option. An individual who has been granted a nonqualified stock option may, if he or she is otherwise eligible under the Plan, be granted additional nonqualified stock options if the Committee shall so determine.

  (c)
  The purchase price of stock subject to each nonqualified stock option shall be determined by the Committee, but shall not be less than one hundred percent (100%) of the fair market value of such stock at the time such option is granted. The fair market value of such stock shall be determined in accordance with any reasonable valuation method, including the valuation methods described in Treasury Regulation 20.2031-2.

  (d)
  The Holding Company shall make a cash payment to the director, founder, incorporator), executive officer, or key employee covered thereby equal to the aggregate of the amount of federal, state, and local taxes which such individual would be required to pay attributable to the realization of taxable income, if any, as a result of the receipt of shares pursuant to the exercise of options granted under the Plan. In computing the amount of such payment, it shall be assumed that every director, founder, incorporator, executive officer, or key employee granted an option under the Plan is subject to tax by each taxing authority at the highest marginal tax rate in the respective taxing jurisdiction, giving effect to the tax benefit, if any, which such director, founder, incorporator, executive officer, or key employee may enjoy to the extent that any such tax is deductible in determining the tax liability of any other taxing jurisdiction.

5.    Stock Subject to the Plan

        Subject to adjustments as provided in Section 12, hereof, the stock to be offered under the Plan shall be shares of the Holding Company's authorized but unissued common stock (hereinafter called "stock") and the aggregate amount of stock to be delivered upon exercise of all options granted under the Plan shall not exceed 281,166 shares. If any option shall be canceled, surrendered or expire for any reason without having been exercised in full, the underlying shares subject thereto shall again be available for purposes of the Plan.

6.    Continuation of Employment

        Nothing contained in the Plan (or in any option agreement) shall obligate the Holding Company or a subsidiary corporation to employ any optionee for any period or interfere in any way with the right of the Holding Company or a subsidiary corporation to reduce the optionee's compensation. However, the Holding Company may not reduce the terms of any option without the approval of the optionee.

7.    Exercise of Options

        No option shall be exercisable until all necessary regulatory and shareholder approvals of the Plan are obtained. Except as otherwise provided in this section, each option shall be exercisable in such installments, which need not be equal, and upon such contingencies as the Committee shall determine; provided, however, that if an optionee shall not in any given installment period purchase all of the shares which the optionee is entitled to purchase in such installment period, the optionee's right to purchase any shares not purchased in such installment period shall continue until expiration or termination of such option.

        Fractional share interests shall be disregarded and they may not be accumulated. Not less than one (1) share may be purchased at any one time. Options may be exercised by written notice delivered to the Holding Company stating the number of shares with respect to which the option is being exercised, together with the full purchase price for such shares. Payment of the option price in full, for the number of shares to be delivered, must be made in cash or by cashier's check. If the option is being exercised by any person other than the optionee, said notice shall be accompanied by proof, satisfactory to counsel for the Holding Company, of the right of such person to exercise the option. Optionees will have no rights as shareholders with respect to stock of the Holding Company subject to their stock option agreements until the date of issuance of the stock certificate to them.

8.    Nontransferability of Options

        Each option shall, by its terms, be nontransferable by the optionee other than by will or the applicable laws of descent and distribution, and shall be exercisable during his or her lifetime only by the optionee.

9.    Cessation of Directorship or Employment

        Except as provided in Sections 10 and 20 hereof, if an optionee ceases to be a director or an employee of the Holding Company or a subsidiary corporation for any reason other than his or her disability (as defined in Section 22(e) (3) of the Code) or death, the optionee's option shall expire three (3) months after the date of termination of such directorship or employment. During the period after cessation of directorship or employment, such option shall be exercisable only as to those installments, if any, which have accrued and/or vested as of the date on which the optionee ceased to be a director or an employee of the Holding Company or a subsidiary corporation.

10.    Termination of Employment for Cause

        If the stock option agreement so provides and if an optionee's employment by the Holding Company or a subsidiary corporation is terminated for cause, the optionee's option shall expire immediately; provided, however, the Committee may, in its sole discretion, within thirty (30) days of such termination, reinstate the option by giving written notice of such reinstatement to the optionee at the optionee's last known address. In the event of reinstatement, the optionee may exercise the option only to such extent, for such time, and upon such terms and conditions as if he or she had ceased to be employed by the Holding Company or a subsidiary corporation upon the date of such termination for a reason other than cause, disability or death. Termination for cause shall include, but not be limited to, termination for malfeasance or gross misfeasance in the performance of duties or conviction of a crime involving moral turpitude, and, in any event, the determination of the Committee with respect thereto shall be final and conclusive.

11.    Disability or Death of Optionee

        If any optionee dies while serving as a director, incorporator, founder or an employee of the Holding Company or a subsidiary corporation, the option shall expire one (1) year after the date of such death, except as provided in Section 20 hereof. After such death but before such expiration, the persons to whom the optionee's rights under the option shall have passed by will or the applicable laws of descent and distribution or the executor or administrator of optionee's estate shall have the right to exercise such option to the extent that installments, if any, had accrued and/or vested as of the date on which the optionee ceased to be a director or an employee of the Holding Company or a subsidiary corporation.

        If the optionee shall terminate his or her directorship or employment because of disability (as defined in Section 22(e) (3) of the Code), the optionee may exercise this option to the extent he or she is entitled to do so at the date of termination, at any time within one (1) year of the date of termination, except as provided in Section 20 hereof.

        If any optionee dies during the three (3) month period referred to in Section 9 hereof, the option shall expire one (1) year after the date of such death, except as provided in Section 20 hereof.

12.    Adjustment upon Changes in Capitalization

        If the outstanding shares of the stock of the Holding Company are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Holding Company through reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation or otherwise, without consideration to the Holding Company, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which options may be granted. At the initiation of this plan, 1,405,830 shares are authorized and outstanding. A corresponding adjustment changing the number or kind of shares and the exercise price per share allocated to unexercised options or portions thereof, which shall have been granted prior to any such change shall likewise be made. Any such adjustment, however, in an outstanding option shall be made without change in the total price applicable to the unexercised portion of the option, but with a corresponding adjustment in the price for each share subject to the option. Any adjustment under this Section 12 shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of stock shall be issued or made available under the Plan on account of any such adjustment, and fractional share-interests shall be disregarded.

13.    Terminating Events

        A Terminating Event shall be defined as any one of the following events: (i) a dissolution or liquidation of the Holding Company; (ii) a reorganization, merger or consolidation of Holding Company with one or more corporations, the result of which (A) the Holding Company is not the surviving corporation, or (B) the Holding Company becomes a subsidiary of another corporation (which shall be deemed to have occurred if another corporation shall own directly or indirectly, over 25% of the aggregate voting power of all outstanding equity securities of the Holding Company); (iii) a sale of substantially all the assets of the Holding Company to another corporation; or (iv) a sale of the equity securities of the Holding Company representing more than 25% of the aggregate voting power of all outstanding equity securities of the Holding Company to any person or entity, or any group of persons and/or entities acting in concert. Notwithstanding the foregoing, a Terminating Event shall not include a bank holding company reorganization wherein the shareholders who control at least 80% of the shares of the Holding Company prior to the reorganization will control at least 80% of the shares of the bank holding company in substantially the same proportion following the bank holding company reorganization. When the Holding Company knows that a Terminating Event will occur (i) the Holding Company shall deliver to each optionee no less than thirty (30) days prior to the Terminating Event, written notification of the Terminating Event and the optionee's right to exercise all options granted pursuant to the Plan, whether or not vested under the Plan or applicable stock option agreement, and (ii) all outstanding options granted pursuant to the Plan shall completely vest and become immediately exercisable as to all shares granted pursuant to the option immediately prior to such Terminating Event. This right of exercise shall be conditional upon execution of a final plan of dissolution or liquidation or the consummation of a consolidation or merger. Upon the occurrence of the Terminating Event all outstanding options and the Plan shall terminate; provided, however, that any outstanding options not exercised as of the occurrence of the Terminating Event shall not terminate if there is a successor corporation which assumes the outstanding options or substitutes for such options, new options covering the stock of the successor corporation with appropriate adjustments as to the number and kind of shares and prices.

14.    Amendment and Termination

        The Board may at any time suspend or terminate the Plan. The Committee may amend the Plan at any time and may, with the consent of the optionee, make such modification of the terms and conditions of the option as it shall deem advisable; provided that, except as permitted under the provisions of Sections 12 and 13 hereof, no amendment or modification which would:

  (a)
  increase the maximum number of shares which may be purchased pursuant to options granted under the Plan either in the aggregate or by an individual;

  (b)
  change the minimum option price;

  (c)
  increase the maximum term of options provided for herein; or

  (d)
  permit options to be granted to anyone other than directors, incorporators, founders, officers or key employees of the Holding Company or a subsidiary corporation;

may be adopted without the Holding Company having first obtained any necessary regulatory and shareholder approvals required by law.

        No option may be granted during any suspension or after termination of the Plan. Amendment, suspension or termination of the Plan shall not (except as otherwise provided in Section 12 hereof), without the consent of the optionee, alter or impair any rights or obligations under any option theretofore granted.

15.    Time of Granting Options

        The time an option is granted, sometimes referred to as the date of grant, shall be the day of the action of the Committee described in Sections 3(b) and 4(b) hereof; provided, however, that if appropriate resolutions of the Committee indicate that an option is granted as of and on some future date, the time such option is granted shall be such future date. If action by the Committee is taken by unanimous written consent of its members, the action of the Committee shall be deemed to be at the time the last Committee member signs the consent.

16.    Privileges of Stock Ownership; Securities Law Compliance; Notice of Sale

        No optionee shall be entitled to the privileges of stock ownership as to any shares of stock not actually issued. No shares shall be purchased upon the exercise of any option unless and until the Holding Company has fully complied with all applicable requirements of any regulatory agency having jurisdiction over the Holding Company, and all applicable requirements of any exchange upon which stock of the Holding Company may be listed. The optionee shall give the Holding Company notice of any sale or disposition of any such shares not more than five (5) days after such sale or disposition.

17.    Effective Date of the Plan

        The Plan shall be deemed adopted by the Board as of July 18, 2002 and shall be effective immediately subject to approval by the shareholders of the Holding Company within twelve months of the date the Plan is adopted, by the vote of a majority of the outstanding shares represented and voting at a meeting of shareholders at which a quorum is present, or by the written consent vote of the holders of a majority of the outstanding shares of the Holding Company's stock.

18.    Termination

        Unless previously terminated by the Board, the Plan shall terminate at the close of business on July 18, 2012. No options shall be granted under the Plan thereafter, but such termination shall not affect any option theretofore granted.

19.    Option Agreement

        Each option shall be evidenced by a written stock option agreement executed by the Holding Company and the optionee and shall contain each of the provisions and agreements herein specifically required to be contained therein, and such other terms and conditions as are deemed desirable and are not inconsistent with the Plan. Each incentive stock option agreement shall contain such terms and provisions as the Committee may determine to be necessary in order to qualify such option as an incentive stock option within the meaning of Section 422 of the Code.

20.    Option Period

        Each option and all rights and obligations thereunder shall expire on such date as the Committee may determine, but not later than ten (10) years from the date such option is granted, and shall be subject to earlier termination as provided elsewhere in the Plan.

21.    Exculpation and Indemnification

        To the extent permitted by applicable law in effect from time to time, no member of the Board shall be liable for any act or omission of any other member of the Board nor for any act or omission on the member's own part, except the member's own willful misconduct or gross negligence. The Holding Company and its subsidiary corporations shall pay expenses incurred by, and satisfy a judgment or fine rendered or levied against, a present or former member of the Board in any action brought by a third party against such person (whether or not the Holding Company is joined as a party defendant) to impose a liability or penalty on such person while a member of the Board arising with respect to the Plan or administration thereof or out of membership on the Board, or all or any combination of the preceding; provided, the Board determines in good faith that such member of the Board was acting in good faith, within what such member of the Board reasonably believed to be the scope of his or her employment or authority, and for a purpose which he or she reasonably believed to be in the best interests of the Holding Company or its shareholders. Payments authorized hereunder include amounts paid and expenses incurred in settling any such action or threatened action. This Section 21 does not apply to any action instituted or maintained in the right of the Holding Company by a shareholder or holder of a voting trust certificate representing shares of the Holding Company or a subsidiary corporation thereof. The provisions of this Section 21 shall apply to the estate, executor, administrator, heirs, legatees or devisees of a member of the Board, and the term "person" as used in this Section 21 shall include the estate, executor, administrator, heirs, legatees or devisees of such person.

22.    Regulatory Capital Requirements

        Notwithstanding the foregoing provisions, in the event the Holding Company's capital falls below the minimum requirements as determined by the Nevada Division of Financial Institutions or the Holding Company's primary federal regulator, the Holding Company's primary federal regulator may direct the Holding Company to require the optionees to either exercise or forfeit their options.

Adopted by Nevada Security Bank on July 18, 2002 and approved by shareholders on September 19, 2002; Assumed by The Bank Holdings on August 29, 2003 as a result of the Plan of Merger and Reorganization dated April 17, 2003 and approved by shareholders on July 9, 2003.

Amendment No. 1 to the
The Bank Holdings
Stock Option Plan

Paragraph 5 of The Bank Holdings is hereby amended to read as follows:

5.    Stock Subject to the Plan

        Subject to adjustments as provided in Section 12, hereof, the stock to be offered under the Plan shall be shares of the Holding Company's authorized but unissued common stock (hereinafter called "stock") and the aggregate amount of stock to be delivered upon exercise of all options granted under the Plan shall not exceed 591,686 shares. If any option shall be canceled, surrendered or expire for any reason without having been exercised in full, the underlying shares subject thereto shall again be available for purposes of the Plan.

Secretary's Certificate of Adoption

        I, the undersigned, do hereby certify:

  1.
  That I am the duly elected and acting Secretary of The Bank Holdings (the "Company"); and

  2.
  That the foregoing Amendment No. 1 to The Bank Holdings Stock Option Plan was duly adopted by the Board of Directors at a meeting duly called as required by law and convened on the 15th day of April, 2004 and approved by affirmative vote of the Company's shareholders on the 24th day of June, 2004.

        IN WITNESS WHEREOF, I have hereunto, subscribed my name and affixed the seal of the Company this 25th day of June, 2004.

/s/ SHELLE GRIM-BROOKS Shelle Grim-Brooks, Assistant Secretary
(Seal)

QuickLinks

THE BANK HOLDINGS STOCK OPTION PLAN
Amendment No. 1 to the The Bank Holdings Stock Option Plan
Secretary's Certificate of Adoption